UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 5, 2007

Velcera, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	000-51622	20-3327015
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

201 Corporate Drive
Langhorne, Pennsylvania 19047-8007
(Address of Principal Executive Offices) (Zip Code)

(215) 579-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 5, 2007, the Company appointed Harold L. Zuber and Manya S. Deehr to its board of directors and audit committee. In addition, Mr. Zuber was appointed to the position of Chair of the Audit Committee. Mr. Zuber (57) is currently engaged in entrepreneurial interests with a number of direct minority investments in companies across various industries.  From 1990 to 2003 he was Chief Financial Officer of Teleflex Incorporated (NYSE:TFX), a diversified industrial company specializing in the design, manufacture and distribution of specialty-engineered products serving the commercial, aerospace, and medical industries. Mr. Zuber currently serves on the board of directors of a private medical device startup company and of a private electronics distributor.  Mr. Zuber has also served on boards of two public companies, a medical sterilization services company and a mortgage real estate investment trust for which he also served as chairman of the audit committee.  He holds a degree in Business Administration from Clarion State College and is a member of the American Institute of Certified Public Accountants.

Ms. Deehr (41) is the Chief Legal Officer and Secretary of Eurand N.V. (NASDAQ: EURX) (“Eurand”). Eurand is a specialty pharmaceutical company engaged in the development, manufacture, and commercialization of enhanced pharmaceutical and biopharmaceutical products based on its proprietary drug formulation technologies. From October 2000 to January 2007, Ms. Deehr was a partner in the business and finance practice of Morgan Lewis & Bockius LLP, where she worked exclusively with life sciences companies. Since January 1, 2006, Morgan Lewis & Bockius LLP has performed certain legal work for the Company and the approximate dollar value of that legal work during that period was $150,000. Prior to joining Morgan Lewis, she was, among other things, Vice President, General Counsel and Corporate Secretary for an early-stage drug discovery company and a law clerk for the Honorable Giles S. Rich on the U.S. Court of Appeals for the Federal Circuit. She is admitted to practice in Pennsylvania, California, Colorado and before the U.S. Patent and Trademark Office, the U.S. Supreme Court, and the U.S. Court of Appeals for the Federal Circuit. Ms. Deehr has a law degree from the University of Wisconsin Law School and a bachelor degree in biochemical sciences from Harvard University.

In connection with their appointment to the Board, each new director was granted an option to purchase 20,833 shares of the Company’s common stock, which vests in thirds on May 1st of 2008, 2009, and 2010. These options represent a pro rata portion of the annual grant made to each director of the Company on May 24, 2007 under the Company’s director compensation plan. The options were priced at $1.87 per share, the fair market value of the Company’s common stock as of the grant date, and have a term of 10 years. Going forward, Mr. Zuber and Ms. Deehr are both eligible to receive options to purchase 25,000 shares of the Company’s common stock on May 1st of each year in which they continue to serve on the board of directors under the Company’s director compensation plan. Additionally, Mr. Zuber will receive $10,000 annually to serve as the chair of the board’s audit committee under the Company’s director compensation plan.

In connection with the appointment of Mr. Zuber and Ms. Deehr to the Board, the Company accepted the resignations of Stephen Rocamboli and Peter Kash as directors of the Company, effective as of July 5, 2007. Mr. Rocamboli also resigned as the Company’s secretary. In connection with their departure, the Board accelerated the vesting of an option held by each departing director to purchase 25,000 shares of the Company’s common stock.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated July 9, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELCERA, INC.

Date: July 9, 2007	By:	/s/ Matthew C. Hill
Mathew C. Hill
Chief Financial Officer